FundVest - No Transaction Fee Agreement

This  Agreement  is  made  as  of___________________2003,   among  Pershing  LLC
("Pershing"), a Delaware Corporation, and Westcore Trust, a Massachusetts business trust, on behalf of its portfolios listed on Schedule I ("Fund"; such portfolios referred herein as the "Portfolios") and Denver Investment Advisors LLC, a Colorado limited liability company ("DIA").

WHEREAS it is understood that Pershing functions primarily as a clearing agent for introducing broker-dealers/correspondents and in such capacity performs traditional operational functions, including execution and clearance of trades and holding Client/Shareholders funds and securities, and that certain of these broker-dealers/correspondents have agreed to participate in Pershing's FundVest no transaction fee program ("FundVest") under the terms and conditions as set forth in an agreement between Pershing and the broker-dealers/correspondents ("Participating Correspondent(s)");

WHEREAS the terms and conditions set forth herein apply to mutual fund transactions effected either on behalf of Client/Shareholders of Participating Correspondents or direct Client/Shareholders of Pershing ("Client/Shareholders");

WHEREAS Fund wishes to have Pershing or Participating Correspondents provide on its behalf certain administrative services with respect to Client/Shareholders of such Portfolios which Pershing makes available to Client/Shareholders through FundVest

WHEREAS such services will be performed pursuant to the terms and conditions as set forth herein;

WHEREAS the parties hereto agree to transact business in the manner prescribed in Schedule II attached hereto;

NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

1.   Services

     During the term of this Agreement, Pershing or Participating Correspondents will perform services as set forth in Schedule III attached hereto (the "Services"). Such Schedule may be amended from time to time with mutual written consent of the parties.

2.   Fees

     a. For performance of Services, Pershing shall receive a fee (the "Fee") from DIA, which will be calculated and paid as provided in Schedule IV, attached hereto. Fees are solely for shareholder servicing and other administrative services provided by Pershing or Participating Correspondents and do not constitute payment in any manner for investment advisory, distribution, trustee, or custodial services. Fees shall be payable on all shares of the Portfolios being held by Pershing for Client/Shareholders of Participating Correspondents, excluding: (i) shares held by Pershing for such Client/Shareholders prior to the effective date of the Agreement as to such Portfolio (ii) shares first placed into a brokerage account with Pershing after the termination of the Agreement as to the Portfolio issuing such shares (iii) shares on which Pershing or Participating Correspondent has, upon purchase, assessed toClient/Shareholders any transaction fee. The total number of shares of the Portfolios upon which Fees are due Pershing are referred to within the Agreement as program shares ("Program Shares"). The Fund is not responsible for payment of fees hereunder.

     b. DIA's sole responsibility for fee payment shall be to Pershing. Pershing shall be solely responsible for payment of a portion of such fee to Participating Correspondents pursuant to separate agreements with such correspondents.



     c. In the event that Schedule III is revised, the parties agree, in good faith, to negotiate a revision of fees set forth in Schedule IV.

3.   Transaction Charges

     Pershing or any Participating Correspondent shall not, during the term of this Agreement, assess against, or collect from, Client/Shareholders, any transaction fee upon the purchase or redemption of any Portfolio's shares that meet the minimum purchase criteria set forth between Pershing and a Participating Correspondent, except as noted in Section 4 below. Client/Shareholder purchases not meeting the criteria may be charged a transaction fee by the Participating Correspondent or Pershing, as the case may be, and will not be included in service fee invoices presented to DIA for payment.

4.   Short Term Redemptions and Transfers

     a. It is hereby understood that Pershing or Participating Correspondents may apply a redemption fee for any short-term redemption of shares purchased within specified time frames.

     b. Pershing or the Participating Correspondent, as the case may be, reserves the right to apply a fee for the transfer of any Portfolio position purchased within specified time frames.

5.   Indemnification

     a. Pershing shall indemnify and hold harmless each of DIA, the Fund, and their directors, trustees, members, officers, employees, and agents (hereinafter, as used in this paragraph "Indemnified Parties") from and against any and all losses, claims, liabilities and expenses (including, but not limited to, reasonable attorney's fees) incurred by any of them and arising as a result of: (i) Pershing's or any Participating Correspondent's dissemination of information (oral or written) regarding the Fund or any Portfolio, that is materially incorrect or misleading and that was not provided to Pershing, or approved, by the Fund, or any of its affiliated persons (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")) (affiliates) or agents; or (ii) Pershing's or any Participating Correspondent's willful misconduct or negligence in the performance of, or failure to perform, its obligations under this Agreement or the Broker-Dealer Agreement between ALPS Distributors, Inc., on behalf of the Fund, and Pershing dated June 25, 1992 ("Service Agreement"), except to the extent the losses are a result of the negligence, willful misconduct, or breach of this Agreement or the Service Agreement by an Indemnified Party or (iii) the failure of Pershing or any Participating Correspondent to comply with any provision hereof or with any law, rule or regulation, at common law or otherwise or the breach of any representation or warranty herein (including the schedules hereto) except to the extent the losses are a result of the negligence, willful misconduct, or breach of the Agreement by an Indemnified Party.


     b.  Pershing  has  obtained  from  each   Participating   Correspondent  an
         agreement   with  Pershing   regarding  the  Program,   which  contains
         substantively the following clause:

         The Participating Correspondent shall indemnify and hold harmless each of DIA, the Fund, the Portfolios as identified on Schedule A as may be amended from time to time, and their members, directors, officers, employees, and agents (hereinafter as used in this paragraph, "Indemnified Parties") from and against any and all losses, claims, liabilities and expenses (including, but not limited to, reasonable attorney's fees) incurred by any of them and arising as a result of Participating Correspondent's (i) violation of any law, rule or regulation, including any related to or in connection with the sale of Fund shares, (ii) dissemination of information, advertising or promotional material (oral or written) regarding the Fund or any Portfolio, that is materially incorrect or misleading and which was not provided in writing to Participating Correspondent by the Fund or approved in writing by the Fund, or any of its affiliated persons (as defined in the 1940 Act)) or (iii) willful misconduct or negligence in the performance of, or failure to perform, its obligations under this Agreement, except to the extent the losses are a result of the negligence, willful misconduct, or breach of the Agreement by an Indemnified Party.

     c. Fund hereby agrees to indemnify Pershing and Participating Correspondents against any and all losses, claims, damages and liabilities to which Pershing may become subject as a result of any untrue or alleged untrue statement of a material fact contained in the Fund's prospectus or statement of additional information, as amended or supplemented from time to time, or the omission of a material fact required to be stated therein or necessary to make the statements therein not misleading. The Fund shall indemnify and hold harmless Pershing and the Participating Correspondents and their directors, officers, employees, and agents (hereinafter as used in this paragraph, "Indemnified Parties") from and against any and all losses, claims, damages, liabilities and expenses (including, but not limited to, reasonable attorney's fees) incurred by any of them and arising as a result of the Fund's (i) violation of any law, rule or regulation, at common law or otherwise, including any related to or in connection with the offering for sale of Portfolio shares, (ii) dissemination of any information, advertising or promotional material regarding the Fund or any Portfolio, that is materially incorrect or misleading and which was provided or generated in writing by the Fund or any of its affiliated persons (as defined in the 1940 Act)) or (iii) willful misconduct or negligence in the performance of, or failure to perform, its obligations pursuant to the Service Agreement , except to the extent the losses are a result of the negligence, willful misconduct or breach of the Agreement or the Service Agreement by an Indemnified Party.

     d. In any event, no party shall be liable for any special, consequential or incidental damages.

     e. A party seeking indemnification hereunder (an "Indemnified Party") will give prompt written notice to the party from whom it is seeking indemnification (the "Indemnifying Party") of any claim with respect to which it seeks indemnification and will permit the Indemnifying Party to assume the defense of such claim, provided however, that the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless there exists or will exist a conflict of interest between the Indemnifying Party and the Indemnified Party which would make it inappropriate in the reasonable judgement of the Indemnifying Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such claim on behalf of the Indemnified Party.) The Indemnifying Party, in defense of any action assumed by it, shall not, without the consent of the Indemnified Party, consent to entry of any judgement or enter into any settlement of such action which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such action. If such defense is not assumed by the Indemnifying Party, the Indemnifying Party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld), and the Indemnifying Party will not be required to consent to entry of any judgement or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party of a release from all liability in respect to such action.

     f.  This section 5 shall survive termination of this Agreement.

6.   Role of Parties

     Fund hereby appoints Pershing and Participating Correspondents as agents for the limited purpose of accepting orders and instructions with respect to program shares purchased, exchanged or redeemed by client/shareholders. Pershing and Participating Correspondents hereby accept such appointment on the terms and conditions set forth herein.

     The parties acknowledge and agree that the Services under this Agreement are recordkeeping, shareholder communication, and related services only and are not the services of an underwriter or a principal underwriter within the meaning of the Securities Act of 1933, as amended, or the Investment Company Act of 1940. This Agreement does not grant Pershing or Participating

     Correspondents any right to purchase shares from any Portfolio (although it does not preclude them from purchasing any such shares), nor does it constitute Pershing or Participating Correspondent an agent of the Fund for purposes of selling shares of any Portfolio to any dealer or to the public. To the extent Pershing or Participating Correspondent is involved in the purchase of shares of any Portfolio by Client/Shareholders, such involvement will be as agent of such Client/Shareholders only.

7.   Information to be provided

     The Fund shall provide to Pershing, prior to the effectiveness of this Agreement, or as soon thereafter as possible, a copy of the current prospectus and statement of additional information for each Portfolio participating in the program described herein. The Fund shall provide Pershing with written copies of any amendments to, or changes in such documents as soon as possible after such amendments or changes become available.

     Pershing/Participating   correspondent   will  provide  a   prospectus   to
     prospective shareholders or their agent upon request.

8.   Compliance with Applicable Laws

     a. Pershing/Participating correspondent, where applicable, will not make any offer or sale of Portfolio shares (a) in any state or jurisdiction in which such shares are not qualified for sale or exempt from the requirements of the relevant securities laws at any time after it has been provided with written notice that such Portfolio is not so qualified or exempt in such state or jurisdiction, (b) in any state or jurisdiction in which it is not properly licensed or authorized to make offers or sales, or (c) at any time after it has been provided with written notice that such Portfolio is not then currently offering shares to the public.

     b. Each party is responsible for its compliance with all applicable laws, rules and regulations governing its performance under this Agreement, except to the extent its failure to comply with any law, rule or regulation is caused by another party's breach of this Agreement.


9.   Notices

     All notices required under this Agreement must be in writing and delivered either personally, by overnight delivery services, telex, facsimile, registered or certified mail. Such notices will be deemed to be received as of the date of actual receipt, or three (3) days after deposit, first class postage prepaid, in the United States mail, whichever is earlier.

All such notices shall be made:
if to Pershing, to:        Pershing Division of Donaldson, Lufkin
                           & Jenrette Securities Corporation
                           One Pershing Plaza
                           Jersey City, New Jersey 07399

with a copy to: Attention: General Counsel (at the same address);
if to the Fund or DIA, to the address as given below in the signature block.

10.  Nonexclusivity

     Each Party acknowledges that the other may enter into agreements, similar to this one, with other parties, for the performance of services similar to those to be provided under this Agreement, unless otherwise agreed to by the parties.

11.  Assignability

     This Agreement is not assignable by any party without the other party's prior written consent. Any attempted assignment in contravention hereof shall be null and void, provided however, that Pershing or the Fund may assign its rights and obligations under this agreement to any affliate or successor.

12.  Schedules.

     All Schedules attached to this Agreement (as they may be amended from time to time) are, by this reference, incorporated into, and made a part of, this Agreement.

13.  Entire Agreement--Amendment

     This Agreement (including the Schedules attached hereto), constitute the entire agreement between the parties with regard to the subject matter herein. Additionally, these materials supersede any and all related agreements, representations and warranties, whether written or oral, made prior to the execution of this Agreement. Only writing executed by each party to be bound by the amendment may amend this Agreement and the Schedules attached hereto.

14.  Governing Law

     This Agreement will be governed by, and interpreted under, the laws of the State of New York as applied to contracts entered into and to be performed entirely within that state.

15.  Counterparts

     This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one instrument.

16.  Effectiveness of Agreement--Termination

     a. This Agreement will become effective as to a Portfolio as of: (i) the date set forth on Schedule I opposite the name of the Portfolio; or
         (ii) such later date as Pershing may, in its discretion, designate.

     b. This Agreement shall have an initial term of one (1) year after which it may be terminated, as to one or more Portfolios (as reflected in Schedule I), by either party (i) upon ninety (90) days written notice to the other parties; or (ii) upon such shorter notice as is required by law, order, or instruction from a court of competent jurisdiction, regulatory body, or self-regulatory organization with jurisdiction over the terminating party; or (iii) automatically, effective on the day following termination of any plan of distribution ("Rule 12b-1 Plan") adopted and maintained pursuant to Rule 12b-1 under the 1940 Act by any fund that has a Rule 12b-1 Plan in effect as of the effective date of this Agreement, provided that a portion of the Fee is paid pursuant to the Rule 12b-1 Plan.

     c. Upon termination as to a Portfolio, DIA will not be obligated to pay the fee with respect to any shares of the Portfolio that become part of a Pershing Client/Shareholders account or the annual maintenance fee after the date of such termination. However, notwithstanding any such termination, DIA will remain obligated to pay Pershing the fee as to each share of such Portfolio that was considered when calculating the fee as of the date of termination (a "Pre-Termination Share"), for so long as such Pre-Termination Share is held in any Pershing brokerage account and Pershing or Participating Correspondent continues to perform the Services as to such shares. If DIA ceases to act as sponsor, investment advisor, administrator, or other service provider to the Portfolios, then its obligations to make payments under the
         Section 2a and Schedule IV after termination of this Agreement as provided in this Section 16 shall immediately cease upon provision of 30 days prior written notice to Pershing, provided that DIA's payment obligations shall continue by the successor sponsor, investment advisor, or other service provider appointed by the Portfolios. Pershing agrees that in the event of termination of this Agreement as provided in Section 16b, it shall provide DIA with such reports and certificates as DIA may reasonably request as necessary to determine that the continued payments of fees has been calculated in accordance with this Agreement. DIA shall reimburse Pershing promptly for any reasonable expenses Pershing incurs in effecting any termination of this Agreement, including, but not limited to, delivery to the Fund of any records, instruments, or documents reasonably requested by the Fund.

17.  Confidentiality

     Each party acknowledges and understands that any and all technical, trade secret, or business information, including, without limitation, financial information, business or marketing strategies or plans, product development or customer information, which is disclosed to the other or is otherwise obtained by the other, its affiliates, agents or representatives during the term of this Agreement (the "Proprietary Information") is confidential and proprietary, constitutes trade secrets of the owner, and is of great value and importance to the success of the owner's business. Each party agrees to use its best efforts (the same being not less than that employed to protect his own proprietary information) to safeguard the Proprietary Information and to prevent the unauthorized, negligent or inadvertent use or disclosure thereof. Neither party shall, without the prior written approval of any officer of the other, directly or indirectly, disclose the Proprietary Information to any person or business entity except for a limited number of employees, attorneys, accountants and other advisors of the other on a need-to-know basis or as may be required by law or regulation. Each party shall promptly notify the other in writing of any unauthorized, negligent or inadvertent use or disclosure of Proprietary information. Each party shall be liable under this Agreement to the other for any use or disclosure in violation of this Agreement by its employees, attorneys, accountants, or other advisors or agents. Notwithstanding the forgoing, Proprietary Information does not include information (a) subsequently disclosed to a party hereto (or its affiliates) on a non-confidential basis by a third party not having a confidential relationship with another party hereto (or its affiliates) which rightfully acquired such information, (b) that is or becomes available to the general public through no act of, failure to act by, or fault of, the disclosing party or its affiliates, (c) independently developed by a party hereto (or its affiliates), or (d) obtained prior to the execution of this Agreement. This section shall continue in full force and effect notwithstanding the termination of this Agreement.

18.  Custody

     Fund acknowledges that Portfolio shares maintained by the Fund for Client/Shareholders hereunder are held in custody for the exclusive benefit of Client/Shareholders of Pershing or Participating Correspondents and shall be held free of any right, charge, security interest, lien or claim against Pershing or Participating Correspondents in favor of the Fund or its agents acting on behalf of the Fund.


19.  Massachusetts Business Trust Provisions

     The names "Westcore Trust" and "Trustees of Westcore Trust" refer respectively to the Trust created and the Trustees, as Trustees but not individually or personally, acting from time to time under an Amended and Restated Declaration of Trust dated November 19, 1987, which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Fund. The obligations of "Westcore Trust" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of the Fund personally, but bind only the Fund property, and all persons dealing with any class of shares of the Fund must look solely to the Fund property belonging to such class for the enforcement of any claims against the Fund.


20.  Anti-Money Laundering

     Fund acknowledges that Pershing is a clearing broker. Pershing, in its role as clearing broker, carries accounts for introducing brokers. Pershing warrants and represents to Fund that:

     a. it has written anti-money laundering procedures consistent with its role as clearing broker;

     b. it abides by all applicable U.S. anti-money laundering laws and regulations;

     c. it will cooperate with the Fund and provide information and reports to the Funds' designated compliance officer, if reasonably requested from time to time;

     d. it will provide information and records relating to its anti-money laundering program to federal examiners as may be requested

     e.  it  will  reasonably  assure  itself  that  introducing   brokers  have
         acknowledged their responsibility to "know its customer"; have appropriate tools to detect suspicious transactions; will cooperate with Pershing in their joint efforts to detect money laundering or terrorist funding; and have tools to abide by USA PATRIOT ACT including: section 312 (private banking), section 313 (shell banks), section 319 (foreign bank ownership), section 326 (customer identification and verification), and all other applicable statutes.

IN WITNESS WHEREOF, duly authorized representatives of the parties hereto have executed this Agreement,

Westcore Trust                           Pershing LLC

By:                                      By:
   ----------------------------------       ------------------------------------

Print Name:                              Print Name:
           --------------------------               ----------------------------

Title:                                   Title:
      -------------------------------          ---------------------------------

Date:                                       Date:
        -----------------------------            -------------------------------

Address:
C/O ALPS Mutual Funds Services, Inc.     Denver Investment Advisors LLC
1625 Broadway
Suite 2200                               By: _______________________
Denver, CO 80202
                                         Print Name: ________________

With a copy to:                          Title: ______________________
Mr. W. Bruce McConnel, Esq.
Drinker Biddle & Reath LLP               Date: ______________________
One Logan Square
18th and Cherry Streets
Philadelphia, PA 19103-6996              Address:
Telecopier: 215-988-2757                 1225 17th Street, 26th Floor
                                         Denver CO, 80202
                                         Attn: Jasper R. Frontz

                                   Schedule I


Fund Name                                      CUSIP                   Symbol
---------                                      -----                   ------

Westcore Midco Growth                        957904717                  WTMGX
Westcore Growth Fund                         957904667                  WTEIX
Westcore Small-Cap Growth Fund               957904568                  WTSMX
Westcore Select Fund                         957904576                  WTSLX
Westcore International Frontier Fund         957904550                  WTIFX
Westcore Blue Chip Fund                      957904881                  WTMVX
Westcore Mid-Cap Opportunity Fund            957904584                  WTMCX
Westcore Small-Cap Opportunity Fund          957904618                  WTSCX
Westcore Flexible Income Fund                957904709                  WTLTX
Westcore Colorado Tax-Exempt Fund            957904782                  WTCOX

                                   Schedule II

                Operational Procedures Relevant to the Agreement

Unless processed using the NSCC FundServ and/or Networking interfaces in the customary manner as prescribed by the NSCC, or as amended by mutual agreement whether verbally or in writing, operational responsibilities will be executed as outlined below in paragraphs (1), (2), and (3).

(1) Purchase and Redemption Orders

Pershing will aggregate and calculate purchase and redemption orders for shares of a Portfolio that it has accepted as placed by Client/Shareholders prior to the close of trading on the New York Stock Exchange, and will communicate to Fund such orders for each Portfolio for each business day. Such orders will receive the applicable Portfolio's closing net asset value for that business day, provided they are communicated to Fund by 5:00 p.m. Eastern Time.

(2) Settlement of Trades

Both Pershing and Fund will use their best efforts to cause to be transmitted by wire on the Business Day immediately following trade date (settlement date) to an account as directed by the counterpart, the proceeds of all redemption orders and the purchase price of all purchase orders.

(3) Account Activity and Distribution Information

(a) Fund shall cause to be provided to Pershing confirmations of Fund activity in the form of statements detailing activity no less frequently than monthly, as well as other information as may reasonably be requested by Pershing.

(b) Fund shall cause to be provided to Pershing all distribution announcement information (ex dates, record dates, payable dates, distribution rate per share, record date share balances, etc.) as soon as it is announced by each Portfolio.

                                  Schedule III

Schedule of services to be performed by Pershing or Participating  Correspondent
(s) pursuant to this Agreement.

1. Pershing on behalf of itself and any Participating Correspondents, represents and warrants that it has and will continue at all times to have the necessary facilities, equipment and personnel to perform the services hereunder in a businesslike and competent manner and its system complies with any applicable laws, rules and regulations related to the services to be provided under this Agreement, including the maintenance and preservation of all records and registrations required by any applicable laws, rules and regulations.

2. Client-Shareholders are aware that they are transacting business with Pershing/Participating Correspondent and not the Fund, and will look to Pershing/Participating Correspondent and not the Fund for resolution of problems or discrepancies in their accounts.

3. Pershing/Participating Correspondent agrees that it will perform various services for the Client-Shareholders in those accounts, including where applicable:

         o Establishing and maintaining records of Client-Shareholders' accounts;

         o        Processing purchase and redemption transactions;

         o        Confirming Client-Shareholder transactions;

         o        Answering routine client inquires regarding the Fund;

         o Assisting clients in changing dividend options, accounts designations and addresses; withholding taxes on non-resident alien accounts;

         o        Disbursing income dividends and capital gains distributions;

         o        Reinvesting dividends and distributions;

         o Preparing and delivering to Client-Shareholders and state and federal authorities, including the United States Internal Revenue Service, such information respecting dividends and distributions paid by the Funds as may be required by law, rule or regulation;

         o Withholding on dividends and distributions as may be required by state or Federal authorities from time to time;

         o        And such other services as Fund may reasonably request.

     Pershing/Participating Correspondent shall maintain all historical Client-Shareholder records, consistent with requirements of all applicable laws, rules and regulations. (a) Upon the request of the Fund, Pershing shall provide copies of all the historical records relating to transactions between the Funds and the Shareholders, written communications regarding the Funds to or from the Shareholders and other materials, in each case (1) as are maintained by Pershing in the ordinary course of its business and in compliance with applicable law, and (2) as may reasonably be requested to enable the Fund including without limitation its auditors or legal counsel to (A) monitor and review the Services, (B) comply with any request of a governmental or self regulatory organization, (C) verify compliance by Pershing with the terms of this agreement, (D) make required regulatory reports or reports to Fund's Board of

     Trustees, or (E) perform general customer supervision. Pershing agrees that it will permit the Fund to have reasonable access to its personnel and records in order to facilitate the monitoring of the services. (b) Upon the request of Pershing, Fund shall provide copies of all the historical records relating to transactions between the Funds and Pershing, written communications regarding the Funds to or from Pershing and other materials, in each case (1) as are maintained by the Fund in the ordinary course of its business and in compliance with applicable law, and (2) as may reasonably be requested to enable Pershing to (A) comply with the request of any governmental body or self regulatory organization, (B) verify compliance by the Fund with the terms of this Agreement, (C) make required regulatory reports, or (D) perform general customer supervision.


4. Pershing/Participating Correspondent shall make available to Fund (if requested) records or communications necessary to determine the number of Client-Shareholders in each Pershing/Participating Correspondent omnibus account, if applicable.

                                   Schedule IV


For performance of Services as outlined in Schedule III (attached hereto), Pershing shall receive a service fee calculated as follows:

An annual service fee rate of 35 basis points of the average daily market value of Program Shares, to be paid monthly upon receipt of invoice by DIA from Pershing. Total market value of Program Shares will be calculated daily and averaged throughout the exact number of days in the month to arrive at the average daily market value.

Payment shall be made by the Fund to Pershing within 30 days after DIA's receipt of such invoice. Unless otherwise agreed to by Pershing and DIA, such payment shall be by wire transfer and shall be separate from other wire transfer payments from DIA to Pershing.

On a yearly basis a per Portfolio annual maintenance fee will be charged to DIA based upon December brokerage month-end assets:

                  Asset Level (per fund)             Annual Maintenance Fee
                  ----------------------             ----------------------
                      $0-2.5 million                        $4,000
                      $2.5-$5 million                       $2,500
                      over $5 million                            0

The annual maintenance fee for a Portfolio shall be waived if such Portfolio has been included in Schedule I and subject to the terms of the Agreement for less than 12 months. Pershing will not charge DIA an annual maintenance fee for any Portfolio if the average assets per Portfolio exceeds $5 million (as measured by adding all Program Shares and Pre-Program Shares, based on December month-end assets, and dividing the total number of Portfolios.

The  maximum  total  annual  maintenance  fee  payable  by DIA shall not  exceed
$15,000.

DIA shall pay Pershing such annual maintenance fee in accordance with the above paragraph.